Exhibit 99.(m)(3)(A)(i)

May 1, 2014

Voya Investors Trust 7337 East Doubletree Ranch Road Suite 100 Scottsdale, Arizona 85258

Re:

Reduction in Fee Payable under the ING Investors Trust (now known as Voya Investors Trust) Amended and Restated Shareholder Service Plan

Ladies and Gentlemen:

Pursuant to our letter agreement dated May 1, 2014, we have agreed to waive the shareholder service fee payable to us under the Amended and Restated Shareholder Service Plan for Service Class Shares of Voya U.S. Stock Index Portfolio (the “Portfolio”), a series of Voya Investors Trust (the “Agreement”), in the amount of 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio from May 1, 2014 through May 1, 2015.

By this letter, we agree to waive this fee for the period from May 1, 2014 through

May 1, 2015.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Investors Trust.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

By:

/s/ Michael J. Roland__________

Michael J. Roland
Executive Vice President

Voya Investments Distributor, LLC

Agreed and Accepted:

Voya Investors Trust

By:

/s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.voyainvestments.com	Voya Investments Distributor, LLC